N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing
Form N-SAR does not provide adequate
space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Diversified Capital Builder Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		11,705,876	0.13		87,681,928	4.18
Class B		416,902	        0.08		4,328,246	4.19
Class C		647,189	        0.08		7,912,036	4.18
Class I		3,007,083	0.15		20,202,338	4.16